Exhibit 10.1

UNITED TECHNOLOGIES CORPORATION
DEFERRED COMPENSATION PLAN

Executed July 16, 2018
Amended and Restated as of January 1, 2011

UNITED TECHNOLOGIES CORPORATION
DEFERRED COMPENSATION PLAN
Executed July 16, 2018
(As amended and restated effective January 1, 2011)

ARTICLE I - PREAMBLE
Section 1.1 - Purpose of the Plan
United Technologies Corporation established the United Technologies Deferred Compensation Plan effective April 1, 1985. Pursuant to such Plan, certain eligible executives of the Corporation, its Subsidiaries and Affiliates deferred all or a portion of their compensation earned with respect to 1985 and 1986. No compensation earned after 1986 was deferred under the Plan until the Plan was amended and restated effective December 15, 1993 to offer eligible executives the opportunity to defer all or a portion of Compensation earned or otherwise payable in 1994 and subsequent years. The Plan has been amended from time to time since 1993.
Section 1.2 - Effective Date of Plan and Amendments
The Plan is amended and restated for the purpose of clarifying the intent of the Plan to provide for a Benefit Restoration Contribution to restore the reduction in the UTC Contribution Plan Account under the United Technologies Corporation Savings Restoration Plan as a result of the reduction of such Participant’s Eligible Compensation due to an elective deferral of compensation by the Participant under this Plan; as well as other revisions. Changes effected by this amendment and restatement are generally effective as of January 1, 2011. The Plan was amended and restated, effective January 1, 2005, to reflect the requirements of Section 409A of the Internal Revenue Code. The Plan, as amended and restated, applies to deferrals that were earned or vested after December 31, 2004. Amounts that were earned and vested (within the meaning of Section 409A) before January 1, 2005, and any subsequent increases in these amounts that are permitted to be treated as grandfathered benefits under Section 409A, are subject to and shall continue to be governed by the terms of the Prior Plan as set forth in Appendix A.
ARTICLE II - DEFINITIONS
Beneficiary means the person, persons or entity designated on an electronic or written form by the Participant to receive the value of his or her Plan Account in the event of the Participant’s death. If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Account will be paid to the estate of the Participant.

Benefit Restoration Contribution means a contribution by the Corporation to the Participant’s Plan Account to recognize the reduction in the value of employer matching or other contributions under the United Technologies Corporation Employee Savings Plan (the “Qualified Savings Plan”) or the United Technologies Corporation Savings Restoration Plan (the “SRP”), as a result of the reduction of such Participant’s Compensation pursuant to this Plan. Code means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto. Reference to any section of the Internal Revenue Code shall include any final regulations or other applicable guidance.
Committee means the United Technologies Corporation Deferred Compensation Committee, which is responsible for the administration of the Plan. The Corporation’s Pension Administration Committee shall appoint the Committee’s members. The Committee may delegate administrative responsibilities to individuals and entities as it shall determine.
Compensation means base salary and Incentive Compensation Payments otherwise payable to a Participant by a UTC Company and considered to be wages for purposes of federal income tax withholding, but before any deferral of Compensation pursuant to the Plan. Compensation does not include foreign service premiums and allowances, compensation realized from Long-Term Incentive Plan awards or other types of awards.
Corporation means United Technologies Corporation.
Deferral Period means the period prior to the receipt of Compensation deferred hereunder.
Disability means permanent and total disability as determined under the Corporation’s long-term disability plan applicable to the Participant, or if there is no such plan applicable to the Participant, “Disability” means a determination of total disability by the Social Security Administration; provided that, in either case, the Participant’s condition also qualifies as a “disability” for purposes of Section 409A(a)(2)(C) of the Code.
Election Form means the enrollment form provided by the Committee to Participants electronically or in paper form for the purpose of deferring Compensation under the Plan. Each Participant’s Election Form must specify: the amount to be deferred from base salary and/or from any Incentive Compensation Payment with respect to the following calendar year; the respective amounts to be allocated to the Participant’s Retirement Account and/or Special Purpose Account or Accounts; the percentage allocation among the Investment Funds with respect to each such Account; and if not previously elected for an Account, the method of distribution of each such Account; and the Deferral Period for each Special Purpose Account. There will be a separate Election Form for each calendar year.

Incentive Compensation Payment means amounts awarded to a Participant pursuant to the Corporation’s Annual Executive Incentive Compensation Plan.
Investment Fund means a hypothetical fund that tracks the value of an investment option as may be established by the Committee from time to time. Investment Funds shall be valued in the manner set forth under Section 5.4. Available investments are described at https://www.newportgroup.com. The value of Participants’ Accounts shall be adjusted to replicate the performance of the applicable Investment Funds. Amounts credited to any Investment Fund do not result in any investment in actual assets corresponding to the Investment Fund.
Participant means an executive of a UTC Company who is paid from a US payroll, receives compensation subject to federal income tax withholding and files a U.S. income tax return, or is grandfathered from a prior plan, and who elects to defer Compensation under the Plan.
Plan means the United Technologies Corporation Deferred Compensation Plan as amended and restated effective September 1, 2002, and as amended from time to time thereafter.
Plan Account means the aggregate value of all Special Purpose Accounts and the Retirement Account, but excluding accounts under the Prior Plan. Accounts under the Prior Plan will be valued and administered separately in accordance with the terms and procedures in effect under the Prior Plan.
Prior Plan means the United Technologies Corporation Deferred Compensation Plan, as in effect on October 4, 2004, as set forth in Appendix A. All amounts earned and vested under the Prior Plan, and any subsequent increases in these amounts that are permitted to be treated as grandfathered benefits under Section 409A, shall continue to be subject to the terms and conditions of the Prior Plan and shall not be affected by this amendment and restatement.
Retirement Account means a Plan Account maintained on behalf of the Participant that is targeted for distribution following the Participant’s Retirement.
Retirement means Separation from Service on or after age 50 and attainment of age 65; Separation from Service on or after age 50 and attainment of at least age 55 and a minimum of 10 or more years of “continuous service” (as defined in the UTC Employee Retirement Plan as in effect on January 1, 2008); or a Rule of 65 termination.
Retirement Date means the date of a Participant’s Retirement.
“Rule of 65” Termination means Separation from Service on or after age 50 and before age 55, with a combination of age and years of “continuous service” (as defined in the UTC Employee Retirement Plan as in effect on January 1, 2008) equal to at least 65.

Separation from Service means a Participant’s termination of employment with all UTC Companies, other than by reason of death. A Separation from Service will be deemed to occur where the Participant and the UTC Company that employs the Participant reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or as an independent contractor) for UTC Companies will be permanently reduced to a level that is less than thirty-seven and a half percent (37.5%) of the average level of bona fide services the Participant performed during the immediately preceding 36 months (or the entire period the Participant has provided services if the Participant has been providing services to the UTC Companies for less than 36 months). A Participant shall not be considered to have had a Separation from Service as a result of a transfer from one UTC Company to another UTC Company.
Special Purpose Account means a Plan Account maintained on behalf of the Participant with a targeted distribution date in the calendar year specified by the Participant. The minimum Deferral Period is five (5) calendar years following the end of the calendar year in which the Account is established.
Specified Employee means each of the fifty (50) highest-paid officers and other executives of the Corporation and its Subsidiaries, effective annually as of April1st, based on wages subject to federal income tax withholding, and amounts that are excluded from taxable income by the employee’s election to make pre-tax contributions under a cafeteria plan, section 401(k) plan, or similar plan, determined for the preceding calendar year as provided in Treas. Reg. § 1.415(c)-2(d)(3).  The term includes both U.S. and non-U.S. employees, and the compensation used to determine whether an employee is among the fifty (50) highest-paid officers and other executives shall be determined by treating non-U.S. compensation as if it had been earned in the U.S. by a U.S. citizen.
UTC Common Stock means the common stock of United Technologies Corporation.
UTC Company means United Technologies Corporation or any entity controlled by or under common control with United Technologies Corporation within the meaning of Section 414(b) or (c) of the Code (but substituting “at least 20 percent” for “at least 80 percent” as the control threshold used in applying Sections 414(b) and (c)).
ARTICLE III - ELIGIBILITY AND PARTICIPATION
Section 3.1 - Eligibility
Each employee of a UTC Company who is classified as an eligible Participant as of the annual enrollment period as specified by the Committee will be eligible to elect to defer Compensation under the Plan in respect of the immediately following calendar year in accordance with the terms of the Plan and the rules and procedures established by the Committee. Newly hired executives (or employees promoted to executive level) are eligible to elect to defer base salary during the current calendar year if they make an election within 30 calendar days from their hire date or promotion date.
Section 3.2 - Participation
Each eligible Participant may elect to participate in the Plan with respect to any calendar year for which the Committee offers the opportunity to defer Compensation by timely filing with the Committee an Election Form, properly completed in accordance with Section 4.1. Participation in the Plan is entirely voluntary.
ARTICLE IV - PARTICIPANT ELECTIONS AND DESIGNATIONS
Section 4.1 - Election
An eligible Participant may, on or before the election deadline established by the Committee, make an electronic or written election on the Election Form provided by the Committee to defer Compensation for the immediately following calendar year.
Section 4.2 - Election Amount
An eligible Participant must designate on the Election Form the percentage of base salary that will be deferred during such calendar year, and/or the percentage of any Incentive Compensation Payment otherwise payable with respect to services performed during such calendar year that will be deferred under the Plan. The maximum amount that a Participant may defer under the Plan for any calendar year is 50% of base salary and/or 70% of any Incentive Compensation Payment.
Section 4.3 - Election Date
For an election to defer base salary, an electronic or written Election Form must be completed and submitted to the Plan administrator no later than the December 31 immediately preceding the calendar year to which the election applies, or such earlier date as the Committee may specify. A deferral election shall be effective only if the individual making the election is still an eligible Participant at the election deadline. Except as provided below in Section 4.7 (Change in Election), the choices reflected on the Participant’s Election Form shall be irrevocable on the election deadline. If an eligible executive fails to submit a properly completed Election Form by the election deadline, the executive will be ineligible to defer base salary under the Plan for the immediately following calendar year.
For an election to defer any Incentive Compensation Payment with respect to services to be performed in the current calendar year and otherwise payable in the immediately following calendar year, an electronic or written Election Form must be completed and submitted to the Plan administrator no later than the June 30 of the current calendar year, or such earlier date as the Committee may specify. A deferral election shall be effective only if the individual making the election is still an eligible Participant as of the election deadline. Except as provided below in Section 4.7 (Change in Election), the choices reflected on the Participant’s Election Form shall be irrevocable on the election deadline. If an eligible executive fails to submit a properly completed Election Form by the election deadline, the executive will be ineligible to defer any Incentive Compensation Payment under the Plan with respect to services to be performed in the current calendar year.
Section 4.4 - Deferral Period
Each Participant shall specify in the Election Form, in whole percentages, how the amounts to be deferred in the immediately following calendar year are to be allocated among the Participant’s Retirement Account and any Special Purpose Accounts established for the Participant. To the extent that the Participant fails to make an effective allocation among the available accounts, the deferral shall be allocated entirely to the Participant’s Retirement Account. A Participant may elect to defer into a Special Purpose Account that has not previously been established, with a Deferral Period ending on a specific deferral date that is at least five (5) calendar years following the end of the calendar year in which the Account is established.
Section 4.5 - Distribution Election
At the time the Participant first elects to defer an amount to the Participant’s Retirement Account or to a Special Purpose Account, the Participant must further make an election to have the Participant’s Retirement or Special Purpose Account distributed in a lump sum or in two to fifteen annual installments. The Participant may elect a different form of distribution for the Retirement Account and for each Special Purpose Account. If no distribution election is made with respect to a Participant’s Retirement Account or Special Purpose Account, the Account will be distributed in a lump sum.
Section 4.6 - Investment Fund Allocations
When completing the Election Form, the Participant must allocate the amounts to be deferred, in whole percentages, among the available Investment Funds. To the extent that the Participant fails to make an effective allocation among the available Investment Funds, the deferral shall be allocated entirely to the Income Fund.
Participants may change the asset allocation of their existing Plan Accounts or future deferrals as permitted by the Committee. The Committee currently allows for daily reallocation. Allocation requests submitted after 4 p.m. EST or during a weekend or holiday, become effective the following business day.

Section 4.7 - Change in Election
A Participant who has made an election to defer Compensation under the Plan may make an irrevocable election to extend the Deferral Period for a Retirement Account and/or any Special Purpose Account. A Participant may also make an irrevocable election to change the form of distribution for the Retirement and/or any Special Purpose Account. A Participant may change his or her election, as provided in this Section 4.7, for some accounts and not for others; provided that the Participant may change his or her election up to a maximum of three times for the Retirement Account and up to a maximum of three times for each Special Purpose Account. With respect to each Special Purpose Account, the extended Deferral Period shall end not less than five (5) years following the date on which distribution would otherwise have occurred. With respect to the Retirement Account, the extended Deferral Period is five years form the date on which the Retirement Account would otherwise have commenced payment.
A deferral extension election and/or change to the form of distribution must meet all of the following requirements:
(a)The new election must be made at least twelve months prior to the date on which payments will commence under the current election (and the new election shall be ineffective if the payment commencement date under the current election occurs within twelve months after the date of the new election);
(b)The new election will not take effect until at least twelve months after the date when the new election is submitted in a manner acceptable to the Committee;
(c)The new payment commencement date must be five years later than the date on which payments would commence under the current election; and

Section 4.8 - Designation of Beneficiary
Each Participant shall designate a Beneficiary for his or her Plan Account on an electronic or written form provided by the Plan administrator. A Participant may change such designation on an electronic or written form acceptable to the Plan administrator and received by the Plan administrator at any time before the Participant’s death. In the event that no Beneficiary designation is filed with the Plan administrator, or if the Beneficiary (and any contingent Beneficiary) does not survive the Participant, all amounts deferred hereunder will be paid to the estate of the Participant. If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any: (a) change in the marital status of the Participant; (b) agreement between the

Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.8. In the event of the death of a Participant, distributions shall be made in accordance with Section 6.5.
ARTICLE V - PLAN ACCOUNTS
Section 5.1 - Accounts
Deferred amounts that were earned and vested before January 1, 2005, and any subsequent increases in these amounts that are permitted to be treated as grandfathered benefits under Section 409A of the Code, shall be maintained in separate accounts and shall remain subject to the terms and conditions of the Prior Plan, except that any updated investment fund options shall also apply to accounts under the Prior Plan, provided such change would not be deemed a material modification to the Prior Plan. The Prior Plan accounts are not intended to be subject to Section 409A of the Code. No amendment to Appendix A that would constitute a “material modification” for purposes of Section 409A shall be effective unless the amending instrument states that it is intended to materially modify Appendix A and to cause the Prior Plan to become subject to Section 409A. Although the Prior Plan accounts are not intended to be subject to Section 409A, neither the UTC Companies nor any director, officer, or other representative of a UTC Company shall be liable for any adverse tax consequence suffered by a Participant or Beneficiary if a Prior Plan account becomes subject to Section 409A.
Deferred amounts that were earned or vested after December 31, 2004, will be allocated to a Retirement Account and/or one or more Special Purpose Accounts as elected by the Participant. The Committee will establish the maximum number of Special Purpose Accounts.
Participants’ Plan Accounts shall be allocated or reallocated among Investment Funds in accordance with each Participant’s instructions in the manner set forth in Section 4.6.
Section 5.2 - [Removed]
Section 5.3 Valuation of UTC Stock Unit Fund
Deferred Compensation allocated to the UTC Stock Unit Fund will be credited as UTC Deferred Stock Units, including fractional Stock Units. A UTC Deferred Stock Unit is equal to the closing price of one share of UTC Common Stock as reported by the New York Stock Exchange. The number of UTC Deferred Stock Units will be calculated by dividing the amount of Compensation deferred by the closing price of UTC Common Stock on the date when the deferred amount is credited to the Participant’s UTC Stock Unit Fund. UTC Deferred Stock Units will be credited with dividend equivalent payments equal to the Corporation’s declared dividend on UTC Common Stock (if any). Such dividend equivalent payments will be converted to additional UTC Deferred Stock Units and fractional units using the closing price of UTC Common Stock as of the date such dividends are credited to the Participant’s UTC Stock Unit Fund.
Section 5.4 - Valuation of Investment Funds
Deferred compensation allocated to Investment Funds will be converted to the applicable Investment Fund units based on the closing share price of that Investment Fund as of date the deferred amount is credited to the Participant’s applicable Investment Fund. The value of the units of an Investment Fund will fluctuate on each business day based on the performance of the applicable Investment Fund.
Section 5.5 - Allocation to Accounts
During the year of deferral, deferred amounts will be allocated to the Participant’s Plan Account and Investment Funds as of the date the deferred amounts would otherwise have been paid to the Participant.
Section 5.6 - Crediting of Benefit Restoration Contribution
At the end of each calendar year, the Committee will determine if a Participant is eligible for a Benefit Restoration Contribution, and will credit the amount of such Benefit Restoration Contribution to the affected Participant’s Plan Account as of the last business day of the calendar year. Any such amounts will be allocated on a pro-rata basis to the Participant’s Retirement Account and Special Purpose Accounts and Investment Funds in accordance with the Participant’s deferral elections on file for that calendar year.
Section 5.7 - Reports to Participants
The Committee will provide or make available detailed information to Participants regarding the value of Plan Accounts, distribution elections, Beneficiary designations, Investment Fund allocations and credited values for Retirement and Special Purpose Accounts. Such information may be provided via electronic media as determined by the Committee.
ARTICLE VI - DISTRIBUTION OF ACCOUNTS
Section 6.1 - Timing of Plan Distributions
Except as provided in Section 4.7 (concerning the five-year delay following a Change in Election), Section 6.3 (concerning Separation from Service before Attaining Age Fifty), and Section 6.4 (concerning distributions to Specified Employees), the value of a Participant’s Retirement Account will be distributed (or begin to be distributed) to the Participant in April of the calendar year following the Retirement Date. The value of a Participant’s Special Purpose Account will be distributed (or begin to be distributed) to the Participant in April of the year specified in the Participant’s initial election or in any change in election under Section 4.7. This means, for example, that if a deferral election specifies a Deferral Period until 2015, distribution will occur in April of 2015.
Section 6.2 - Method of Distribution
Except as provided in Section 6.3 (concerning Separation from Service before Attaining Age Fifty), each Retirement and Special Purpose Account will be distributed to the Participant in a single lump-sum cash payment, or in a series of annual cash installment payments, in accordance with the Participant’s election on file with respect to each such account. Annual installments shall be payable to the Participant beginning as of the payment commencement date and continuing as of each anniversary of the payment commencement date thereafter until all installments have been paid. To determine the amount of each installment, the value of the Participant’s Plan Account on the payment date will be multiplied by a fraction, the numerator of which is one and the denominator of which is the number of scheduled installments that remain unpaid.
Regardless of the distribution option elected, if the aggregate value of a Participant’s Plan Accounts, determined as of the termination date, is less than the current IRS Section 402g limit, the Committee will distribute the Participant’s entire Plan Account balance in a lump sum on the payment commencement date.
Section 6.3 - Separation from Service before Attaining Age Fifty
If a Participant’s Separation from Service occurs before the Participant attains age fifty (50), the full value of the Participant’s Plan Account will be distributed to the Participant in a lump-sum payment in April following the Participant's Separation from Service (or, if the Participant is a Specified Employee at the time of his or her Separation from Service, on the date provided in Section 6.4, below, if later) regardless of the distribution option elected and regardless of any change in the distribution election.
Section 6.4 - Separation from Service of Specified Employees
If the Participant is a Specified Employee on the date of the Participant’s Separation from Service, any distribution of the Participant’s Plan Account to the Participant that is made on account of the Participant’s Separation from Service will not be made or commence earlier than the first day of the seventh month following the date of Separation from Service. The Plan Account shall continue to accrue hypothetical investment gains and losses as provided in Article V until the distribution date.
Section 6.5 - Distribution in the Event of Death
In the event of the death of a Participant, the full value of the Participant’s Plan Account will be distributed to the designated Beneficiary in a lump sum on the first business day of the third month following the Participant’s death. Upon notification of death, pending distribution, the value of Participant plan accounts will be allocated to the Income Fund.
Section 6.6 - Accelerated Distribution in the Case of an Unforeseeable Emergency
(a) Unforeseeable Emergency. The Committee may, upon a Participant’s written application, agree to an accelerated distribution of some or all of the value of Participant's Plan Account upon the showing of an unforeseeable emergency. An “unforeseeable emergency” is a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in IRC Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B)); (2) loss of the Participant’s property due to casualty; or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an unforeseeable emergency permitting a distribution is to be determined based on the relevant facts and circumstances of each case. Acceleration will not be granted if the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals under the Plan.
(b) Amount of Distribution Permitted Upon an Unforeseeable Emergency. Distributions on account of an unforeseeable emergency, as defined in Section 6.6(a), shall be limited to the amount reasonably necessary to satisfy the emergency need. Such amount may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution.
(c) The Committee will determine from which Special Purpose or Retirement Accounts and associated Investment Funds hardship distributions will be made. Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for distributions on account of unforeseeable emergency.
Section 6.7 - Disability
In the event of the Disability of a Participant that qualifies as a “Separation from Service” for purposes of Section 409A of the Code, the Participant’s Plan Accounts will be distributed in accordance with the Participant’s elections on file.
Section 6.8    Administrative Adjustments in Payment Date
A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (a) in the same calendar year (for a payment whose specified due date is on or before September 30), or (b) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1). A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan. In no event will a payment to a Specified Employee be made or commence earlier than the first day of the seventh month following the date of Separation from Service. A Participant may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this Section 6.8.
ARTICLE VII - AMENDMENT AND TERMINATION OF PLAN
Section 7.1 - Amendment
The Corporation may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment. In the event of any change in law or regulation relating to the Plan and the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective as of the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article VI.
Section 7.2 - Plan Suspension and Termination
(a) The Corporation’s Pension Administration Committee, may, at any time, suspend or terminate the Plan with respect to new or existing Election Forms if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interest of the Corporation or for any other reason.
(b) In the event of the suspension of the Plan, no additional deferrals shall be made under the Plan, but all previous deferrals shall accumulate and be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file.
(c) Upon the termination of the Plan with respect to all Participants, and the termination of all arrangements sponsored by the Corporation or its affiliates that would be aggregated with the Plan under Section 409A of the Code, the Corporation shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay the Participant’s Plan Account in a lump sum, to the extent permitted under Section 409A. All payments that may be made pursuant to this Section 7.2 shall be made no earlier than the thirteenth month and no later than the twenty-fourth month after the termination of the Plan. The Corporation may not accelerate payments pursuant to this Section 7.2 if the termination of the Plan is proximate to a downturn in the Corporation’s financial health within the meaning of Treas. Reg. section 1.409A-3(j)(4)(ix)(C)(1). If the Corporation exercises its discretion to accelerate payments under this Section 7.2, it shall not adopt any new arrangement that would have been aggregated with the Plan under Section 409A within three years following the date of the Plan’s termination.
Section 7.3 - No Consent Required
The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.
ARTICLE VIII - GENERAL PROVISIONS
Section 8.1 - Unsecured General Creditor
The Corporation’s obligations under the Plan constitute an unfunded and unsecured promise to pay money in the future. Participants’ and Beneficiaries’ rights under the Plan are solely those of a general unsecured creditor of the Corporation. No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Plan or Participants’ Plan Accounts.
Section 8.2 - Nonassignability
No Participant or Beneficiary or any other person shall have the right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan. All Plan Accounts and the rights to all payments are unassignable and non-transferable. Plan Accounts or payment hereunder, prior to actual payment, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations. Plan Accounts or other Plan benefit will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.
Section 8.3 - No Contract of Employment
Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between any UTC Company and the Participant. Participants and Beneficiaries will have no rights against any UTC Company resulting from participation in the Plan other than as specifically provided herein. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of any UTC Company for any length of time or to interfere with the right of any UTC Company to terminate a Participant’s employment prior to the end of any Deferral Period.
Section 8.4 - Governing Law
The provisions of the Plan will be construed and interpreted according to the laws of the State of Connecticut, to the extent not preempted by federal law.

Section 8.5 - Validity
If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.
Section 8.6 - Notice
Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail, to the United Technologies Corporation Deferred Compensation Committee, 4 Farm Springs Road, Farmington, CT 06032, Attn: Deferred Compensation Committee, MS 4FS-2. Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation. Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.
Section 8.7 - Successors
The provisions of the Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.
Section 8.8 - Incompetence
If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for his or her affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or Beneficiary. Any such payment from a Participant’s Plan Account shall be a complete discharge of any liability under the Plan with respect to the amount so paid.
Section 8.9 - Section 409A Compliance.
To the extent that rights or payments under this Plan are subject to Section 409A of the Internal Revenue Code, the Plan shall be construed and administered in compliance with the conditions of Section 409A and regulations and other guidance issued pursuant to Section 409A for deferral of income taxation until the time the compensation is paid. Any distribution election that would not comply with Section

409A of the Code shall not be effective for purposes of this Plan. To the extent that a provision of this Plan does not comply with Section 409A of the Code, such provision shall be void and without effect. The Corporation does not warrant that the Plan will comply with Section 409A of the Code with respect to any Participant or with respect to any payment In no event shall any UTC Company; any director, officer, or employee of a UTC Company (other than the Participant); or any member of the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of the Plan’s failure to satisfy the requirements of Section 409A of the Code, or as a result of the Plan’s failure to satisfy any other requirements of applicable tax laws.
Section 8.10    Withholding Taxes
The Committee may make any appropriate arrangements to deduct from all deferrals and payments under the Plan any taxes that the Committee reasonably determines to be required by law to be withheld from such credits and payments.
ARTICLE IX - ADMINISTRATION AND CLAIMS
Section 9.1 - Plan Administration
The Committee shall be solely responsible for the administration and operation of the Plan. The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan.
Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee at United Technologies Corporation, 4 Farm Springs Road, Farmington, CT 06032, Attn: Deferred Compensation Committee, MS 4FS-2. The Committee shall respond in writing as soon as practicable.
Section 9.2 - Claim Procedures
A Participant or Beneficiary who believes that he or she has been denied a benefit to which he or she is entitled under the Plan (referred to in this Section 9.2 as a “Claimant”) may file a written request with the Committee setting forth the claim. The Committee shall consider and resolve the claim as set forth below.
(a)    Upon receipt of a claim, the Committee shall advise the Claimant that a response will be forthcoming within 90 days. The Committee may, however, extend the response period for up to an additional 90 days for reasonable cause, and shall notify the Claimant of the reason for the extension and the expected response date. The Committee shall respond to the claim within the specified period.

(b)    If the claim is denied in whole or part, the Committee shall provide the Claimant with a written decision, using language calculated to be understood by the Claimant, setting forth (1) the specific reason or reasons for such denial; (2) the specific reference to relevant provisions of this Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; (5) the time limits for requesting a review of the claim; and (6) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.
(c)    Within 60 days after the Claimant’s receipt of the written decision denying the claim in whole or in part, the Claimant may request in writing that the Committee review the determination. The Claimant or his or her duly authorized representative may, but need not, review the relevant documents and submit issues and comment in writing for consideration by the Committee. If the Claimant does not request a review of the initial determination within such 60-day period, the Claimant shall be barred from challenging the determination.
(d)    Within 60 days after the Committee receives a request for review, it will review the initial determination. If special circumstances require that the 60-day time period be extended, the Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.
(e)    All decisions on review shall be final and binding with respect to all concerned parties. The decision on review shall set forth, in a manner calculated to be understood by the Claimant, (1) the specific reasons for the decision, including references to the relevant Plan provisions upon which the decision is based; (2) the Claimant’s right to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information, relevant to his or her benefits; and (3) the Claimant’s right to bring an action for benefits under Section 502(a) of ERISA.
CERTAIN REGULATORY MATTERS
The Plan is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Because the Plan is an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, the Plan is exempt from most of ERISA’s requirements. Although the Plan is subject to Part 1 (Reporting and Disclosure) and Part 5 (Administration and Enforcement) of Title I, Subtitle B of ERISA, the Department of Labor has issued a regulation that exempts the Plan from most of ERISA’s reporting and disclosure requirements.

TO WHOM SHOULD QUESTIONS CONCERNING THE PLAN BE DIRECTED?
All questions concerning the operation of the Plan (including information concerning the administrators of the Plan) should be directed to:
United Technologies Corporation
4 Farm Springs Road, MS 4FS-2
Farmington, CT 06032
Attn: Deferred Compensation Committee
Telephone: 860-728-7000

UNITED TECHNOLOGIES CORPORATION

By: /s/ Jeffrey W. Kridler

Dated: ______July 16, 2018____________

Attest: /s/ Richard M. Kaplan ____
Vice President, Associate General Counsel

Appendix A

This Appendix A sets forth the United Technologies Corporation Deferred Compensation Plan, as in effect on October 4, 2004 (“Prior Plan”), and as modified thereafter from time to time in a manner that does not constitute a "material modification" for purposes of Section 409A. Amounts that were earned and vested (within the meaning of Section 409A) prior to January 1, 2005, and any subsequent increases in these amounts that are permitted to be treated as grandfathered benefits under Section 409A, are generally subject to and shall continue to be governed by the terms of this Prior Plan.

United Technologies Corporation
Deferred Compensation Plan

Effective September 1, 2002

UNITED TECHNOLOGIES CORPORATION
DEFERRED COMPENSATION PLAN
(As amended and restated effective September 1, 2002)
ARTICLE I - PREAMBLE
United Technologies Corporation established the United Technologies Deferred Compensation Plan effective April 1, 1985. Pursuant to such Plan, certain eligible executives of the Corporation deferred all or a portion of their compensation earned with respect to 1985 and 1986. No compensation earned after 1986 was deferred under the Plan until the Plan was amended and restated effective December 15, 1993 to offer eligible executives the opportunity to defer all or a portion of Compensation earned or otherwise payable in 1994 and subsequent years. The Plan is hereby amended and restated, effective September 1, 2002, to reflect administrative changes and enhancements.
ARTICLE II - DEFINITIONS
Beneficiary means the person, persons or entity designated by the Participant to receive the value of his or her Plan Accounts in the event of the Participant’s death. If the Participant fails to designate a Beneficiary, or the Beneficiary (and any contingent Beneficiary) does not survive the Participant, the value of the Participant’s Plan Accounts will be paid to the estate of the Participant.
Benefit Reduction means either a reduction in a Participant’s (or the Participant’s Beneficiary’s) benefit under any of the Corporation’s defined benefit pension plans or a reduction in the value of employer matching or other contributions under any of the Corporation’s savings or other tax qualified defined contribution retirement plans as a result of the reduction of such Participant’s Compensation pursuant to this Plan.
Class Year means each calendar year for which Compensation has been deferred pursuant to the Plan prior to 2003.
Class Year Account means the account established for each Participant for each Class Year for which Compensation has been deferred under the Plan prior to January 1, 2003.

Committee means the United Technologies Corporation Deferred Compensation Committee, which is responsible for the administration of the Plan. The Corporation’s Pension Administration Committee shall appoint the Committee’s members.
Compensation means base salary and Incentive Compensation Payments otherwise payable to a Participant and considered to be wages for purposes of federal income tax withholding, but before any deferral of Compensation pursuant to the Plan. Compensation does not include foreign service premiums and allowances, compensation realized from Long Term Incentive Plan awards or other types of awards.
Corporation means United Technologies Corporation, its divisions, affiliates and subsidiaries.
Credited Interest Account means the Investment Fund that is valued in the manner set forth in Section 5.2.
Deferral Period means the period prior to the receipt of Compensation deferred hereunder.
Election Form means the enrollment form provided by the Committee to Participants electronically or in paper form for the purpose of deferring Compensation under the Plan. Each Participant’s Election Form must specify: the amount to be deferred from base salary and/or from any Incentive Compensation Payment with respect to the following calendar year; the respective amounts to be allocated to the Participant’s Retirement Account and/or Special Purpose Account or Accounts; the percentage allocation among the Investment Funds with respect to each such Account; the method of distribution of each such Account; and the Deferral Period for each Special Purpose Account. There will be a separate Election Form for each calendar year.
Incentive Compensation Payment means amounts awarded to a Participant pursuant to the Corporation’s Annual Executive Incentive Compensation Plan.
Investment Fund means the Credited Interest Account, the S&P 500 Account, the UTC Stock Unit Account or such other investment option as may be established by the Committee from time to time. The value of Participants’ Accounts shall be adjusted to replicate the performance of the applicable Investment Fund. Amounts allocated to any Investment Fund do not result in any investment in actual assets corresponding to the Investment Fund.

Participant means an executive of the Corporation who is paid from a US payroll, files a U.S. income tax return, and who elects to defer Compensation under the Plan.
Plan means the United Technologies Corporation Deferred Compensation Plan as amended and restated effective September 1, 2002, and as amended from time to time thereafter.
Plan Accounts means the aggregate value of all Class Year Accounts, Special Purpose Accounts, and Retirement Account, but excluding accounts under the Prior Plan. Accounts under the Prior Plan will be valued and administered separately in accordance with the terms and procedures in effect under the Prior Plan.
Prior Plan means the United Technologies Corporation Deferred Compensation Plan, as in effect prior to December 15, 1993. All amounts deferred and credited under the Prior Plan shall continue to be subject to the terms and conditions of the Prior Plan and shall not be affected by this amendment and restatement.
Retirement Account means a Plan Account maintained on behalf of the Participant that will be distributed in the manner elected by the Participant commencing in April of the calendar year following the Participant’s Retirement Date.
Retirement means attainment of age 65; attainment of at least age 55 and a minimum of 10 or more years of “continuous service” (as defined in one of the Corporation’s retirement plans); or termination of employment on or after age 50 and before age 55, with a combination of age and years of service equal to at least 65 (the “Rule of 65”).
Retirement Date means the date a Participant terminates employment from the Corporation on or after attaining eligibility for Retirement.
S&P 500 Account means an Investment Fund that is valued in the manner set forth in Section 5.4.
Special Purpose Account means a Plan Account maintained on behalf of the Participant that will be distributed in the manner elected by the Participant commencing in April of the calendar year specified by the Participant. The minimum Deferral Period is five (5) calendar years following the end of the calendar year for which the Account is established.
UTC Common Stock means the common stock of United Technologies Corporation.
UTC Stock Unit Account means the Investment Fund that is valued in the manner set forth in Section 5.3.
ARTICLE III - ELIGIBILITY AND PARTICIPATION
Section 3.1 - Eligibility
Each employee of the Corporation who is classified as an eligible Participant as of December 31 will be eligible to elect to defer Compensation under the Plan in respect of the subsequent calendar year in accordance with the terms of the Plan and the rules and procedures established by the Committee.
Section 3.2 - Participation
Each eligible Participant may elect to participate in the Plan with respect to any calendar year for which the Committee offers the opportunity to defer Compensation by timely filing with the Committee an Election Form, properly completed in accordance with Section 4.1. Participation in the Plan is entirely voluntary.
ARTICLE IV - PARTICIPANT ELECTIONS
Section 4.1 - Election
An eligible Participant may participate in the Plan by executing the Election Form provided by the Committee for the subsequent calendar year. The eligible Participant must designate the dollar amount of base salary that will be deferred during such calendar year, and/or the percentage or dollar amount of any Incentive Compensation Payment otherwise payable during such calendar year that will be deferred under the Plan. The minimum dollar amount that a Participant may defer under the Plan for any calendar year is $5,000. Any deferral election made in the Election Form is irrevocable and must be completed and returned to the Committee no later than the December 31 immediately preceding the calendar year to which the election applies, or such earlier date as the Committee may specify. If an eligible executive fails to return a properly completed Election Form by such date, the executive will be ineligible to defer Compensation under the Plan for the following calendar year.
Section 4.2 - Investment Fund Allocations
When completing the Election Form, the Participant must allocate the amounts to be deferred, in whole percentages divisible by 10, among the available Investment Funds.
Participants may reallocate their existing post-1993 Class Year Accounts, Special Purpose Accounts and Retirement Account among the available Investment Funds as permitted by the Committee, generally once per year. Such reallocations shall be in whole percentages divisible by 10 and, unless otherwise specified by the Committee, shall be effective January 1 of the calendar year following the date of the reallocation election.
Section 4.3 - Designation of Beneficiary
Each Participant shall designate a Beneficiary for his or her Plan Accounts on a form provided by the Committee. Such designation may be changed on a form acceptable to the Committee at any time by the Participant. In the event that no Beneficiary designation is filed with the Committee, or if the Beneficiary (and contingent Beneficiary) does not survive the Participant, all amounts deferred hereunder will be paid to the estate of the Participant in a lump sum. If a Participant designates the Participant’s spouse as the Participant’s Beneficiary, that designation shall not be revoked or otherwise altered or affected by any: (a) change in the marital status of the Participant; (b) agreement between the Participant and such spouse; or (c) judicial decree (such as a divorce decree) affecting any rights that the Participant and such spouse might have as a result of their marriage, separation, or divorce; it being the intent of the Plan that any change in the designation of a Beneficiary hereunder may be made by the Participant only in accordance with the procedures set forth in this Section 4.3. In the event of the death of a Participant, distributions shall be made in accordance with Section 6.4.

Section 4.4 - Deferral Period
Each Participant shall specify in the Election Form the Deferral Period for amounts to be deferred in the following calendar year. The minimum Deferral Period for a Special Purpose Account is five (5) calendar years following the end of the calendar year in which the Account is established. Participants may defer Compensation into a Retirement Account until April of the calendar year following their Retirement Date.
Section 4.5 - Distribution Schedule
Each Participant shall specify in the Election Form whether the value of the Participant’s Retirement or Special Purpose Account shall be distributed in a single lump-sum cash payment or in a series of annual cash installment payments for a specified number of years (not to exceed 15 years).
ARTICLE V - PLAN ACCOUNTS
Section 5.1 - Accounts
Prior to 2003, the Committee established a Class Year Account for each Participant with respect to each Class Year for which the Participant elected to defer Compensation under the Plan. Each Class Year Account will be maintained separately.
Amounts deferred in 2003 and subsequent calendar years will be allocated to a Retirement Account and/or one or more Special Purpose Accounts as elected by the Participant. The Committee will establish the maximum number of Special Purpose Accounts.
Participants’ Plan Accounts shall be allocated or reallocated among Investment Funds in accordance with each Participant’s instructions in the manner set forth in Section 4.2.
Section 5.2 - Valuation of Credited Interest Account

Deferred amounts allocated to the Credited Interest Account will be credited with a rate of interest equal to the average interest rate on 10-Year Treasury Bonds as of the last business day of each month from January through October in the prior calendar year, plus 1%.
Section 5.3 - Valuation of UTC Stock Unit Account
Deferred Compensation allocated to the UTC Stock Unit Account will be converted to Stock Units, or fractional Stock Units. A UTC Stock Unit is equal to the closing price of one share of UTC Common Stock as reported on the composite tape of the New York Stock Exchange. The number of Stock Units will be calculated by dividing the amount of Compensation deferred by the closing price of UTC Common Stock on the date the deferred amounts otherwise would have been paid. Stock Units held in the UTC Stock Unit Account will be credited with a dividend payment equal to the Corporation’s declared dividend on UTC Common Stock (if any). Such dividend equivalent payments will be converted to additional Stock Units or fractional units using the closing price of UTC Common Stock as of the date such dividends are credited to the Participant’s UTC Stock Unit Account.
Section 5.4 - Valuation of S&P 500 Account
Deferred amounts allocated to the S&P 500 Account will be converted to S&P Account units based on the closing share price of the Vanguard 500 Index Fund as of date the deferred amount is credited to the Participant’s S&P 500 Account. The value of the S&P 500 Account units will fluctuate on a daily basis based on the performance of the Vanguard 500 Index Fund.
Section 5.5 - Allocation to Accounts
During the year of deferral, deferred amounts will be allocated to the Participant’s Plan Accounts and Investment Funds as of the date the deferred amounts would otherwise have been paid.

Section 5.6 - Reports to Participants
The Committee will provide or make available detailed information to Participants regarding the value of Plan Accounts, distribution elections, Beneficiary designations, Investment Fund allocations and credited values for Class Year, Retirement and Special Purpose Accounts, not less than once per year. Such information may be provided via electronic media as determined by the Committee.
ARTICLE VI - DISTRIBUTION OF ACCOUNTS
Section 6.1 - Timing of Plan Distributions
The value of a Participant’s Retirement Account will be distributed (or begin to be distributed) in April of the calendar year following the Retirement Date. The value of a Participant’s Special Purpose Account will be distributed (or begin to be distributed) in April of the specified year. This means, for example, that if a deferral election specifies a Deferral Period until 2015, distribution will occur in April of 2015.
The value of a Participant’s Class Year Account will be distributed (or begin to be distributed) in April of the last year of the Deferral Period. Upon Retirement, the value of a Participant's Class Year Account will be distributed (or begin to be distributed) in April next following the Retirement Date, or in April of the calendar year following the Retirement Date, as elected.
Section 6.2 - Method of Distribution
Each Class Year, Retirement and Special Purpose Account will be distributed in a single lump-sum cash payment, or in a series of annual cash installment payments, in accordance with the Participant’s election with respect to each such Account.

Section 6.3 - Termination of Employment
In the event of termination of employment prior to a Participant’s Retirement Date, during or after the Deferral Period with respect to any Class Year, Retirement or Special Purpose Account, the full value of the Participant’s Plan Accounts will be distributed in a lump-sum cash payment in April following the date of termination, regardless of the distribution option elected.
Section 6.4 - Distribution in the Event of Death
In the event of the death of a Participant prior to attaining eligibility for Retirement, and before the end of the Deferral Period with respect to any Plan Account, the full value of such Plan Accounts will be distributed to the designated Beneficiary in a lump sum as soon as administratively feasible.
In the event of the death of a Participant prior to attaining eligibility for Retirement, but after the end of the Deferral Period with respect to any Plan Account, the full value of such Plan Accounts will be distributed to the designated Beneficiary in accordance with the Participant’s distribution election on file.
In the event of death of a Participant after attaining eligibility for Retirement, the full value of the Participant’s Plan Accounts will be distributed to the Beneficiary in accordance with the Participant’s distribution elections on file.
If the Beneficiary is the Participant's estate, the full value of the Participant’s Plan Accounts will be paid in a single lump sum as soon as administratively feasible following the Participant’s date of death.
In the event of the death of the Beneficiary (and any contingent Beneficiary) while receiving distributions from the Plan, the full value of the applicable Plan Accounts will be paid in a single lump sum to such Beneficiary’s estate as soon as administratively feasible.

Section 6.5 - Hardship Distribution
The Committee may, in its sole discretion, upon finding that the Participant (or Beneficiary in the event of a Participant's death) has suffered an unforeseen, severe and immediate financial emergency, permit such Participant to withdraw a portion of the value of the Participant’s Plan Accounts in an amount sufficient to eliminate the hardship. Financial hardship distributions will be made only if the Committee determines that the Participant is unable to resolve the financial emergency through other means reasonably available to the Participant. Financial hardship distributions will be made following the Committee’s determination of a qualifying financial emergency on the basis of the value of the Participant’s Plan Accounts as of the most recent date available. The Committee will determine from which Special Purpose, Retirement or Class Year Accounts and associated Investment Funds hardship distributions will be made. Any Participant who is an officer or director of the Corporation within the meaning of Section 16 of the Securities Exchange Act of 1934 is not eligible for financial hardship distributions.
Section 6.6 - Disability
In the event of the disability of a Participant, as determined under the Corporation’s Long Term Disability Plan, the Participant’s Plan Accounts will be maintained and distributed in accordance with the Participant’s elections on file.
Section 6.7 - Distribution from Supplemental Account
The Committee will effect distributions from supplemental retirement plans with respect to Benefit Reductions incurred in any of the Corporation’s defined benefit pension plans at the same time, in the same manner and in the required amounts such that when combined with benefits provided by the defined benefit pension plans in which a Participant incurred a Benefit Reduction, the total amount received by a Participant (or Beneficiary) will equal the amount of pension benefit that would otherwise have been paid had the Participant not participated in this Plan.
At the end of each calendar year, the Committee will determine if any Benefit Reduction has been incurred with respect to any of the Corporation’s savings plans or other tax qualified defined contribution retirement plans, and will credit the amount of such Benefit Reduction to the affected

Participant’s Plan Accounts as of the last business day of the calendar year. Any such amounts will be allocated on a pro-rata basis to the Participant’s Plan Accounts and Investment Funds in accordance with the Participant’s deferral elections on file for that calendar year.
ARTICLE VII - AMENDMENT AND TERMINATION OF PLAN
Section 7.1 - Amendment
The Corporation may, at any time, amend the Plan in whole or in part, provided that no amendment may decrease the value of any Plan Accounts as of the date of such amendment. In the event of any change in law or regulation relating to the Plan and the tax treatment of Plan Accounts, the Plan shall, without further action by the Committee, be deemed to be amended to comply with any such change in law or regulation effective the first date necessary to prevent the taxation, constructive receipt or deemed distribution of Plan Accounts prior to the date Plan Accounts would be distributed under the provisions of Article VI.
Section 7.2 - Plan Suspension and Termination
The Corporation’s Pension Administration Committee, may, at any time, suspend or terminate the Plan with respect to new or existing Election Forms if, in its sole judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments hereunder would not be in the best interest of the Corporation or for any other reason. In the event of the suspension of the Plan, no additional deferral shall be made under the Plan, but all previous deferrals shall accumulate and be distributed in accordance with the otherwise applicable provisions of the Plan and the applicable elections on file. In the event of the termination of the Plan, each Participant will receive, in a lump-sum cash payment, the value of his or her Plan Accounts.
Section 7.3 - No Consent Required
The consent of any Participant, Beneficiary, or other person shall not be required with respect to any amendment, suspension, or termination of the Plan.

ARTICLE VIII - GENERAL PROVISIONS
Section 8.1 - Unsecured General Creditor
The Corporation’s obligations under the Plan constitute an unfunded and unsecured promise to pay money in the future. Participants’ and Beneficiaries’ rights under the Plan are solely those of a general unsecured creditor of the Corporation. No assets will be placed in trust, set aside or otherwise segregated to fund or offset liabilities in respect of the Plan or Participants’ Plan Accounts.
Section 8.2 - Nonassignability
No Participant or Beneficiary or any other person shall have right to sell, assign, transfer, pledge, or otherwise encumber any interest in the Plan. All Plan Accounts and the rights to all payments are unassignable and non-transferable. Plan Accounts or payment hereunder, prior to actual payment, will not be subject to attachment or seizure for the payment of any debts, judgments or other obligations. Plan Accounts or other Plan benefit will not be transferred by operation of law in the event of a Participant’s or any Beneficiary’s bankruptcy or insolvency.
Section 8.3 - No Contract of Employment
Participation in the Plan shall not be construed to constitute a direct or indirect contract of employment between the Corporation and the Participant. Participants and Beneficiaries will have no rights against the Corporation resulting from participation in the Plan other than as specifically provided herein. Nothing in the Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation for any length of time or to interfere with the right of the Corporation to terminate a Participant’s employment prior to the end of any Deferral Period.
Section 8.4 - Governing Law
The provisions of the Plan will be construed and interpreted according to the laws of the State of Connecticut, to the extent not preempted by federal law.

Section 8.5 - Validity
If any provision of the Plan is held to be illegal or invalid for any reason, the remaining provisions of the Plan will be construed and enforced as if such illegal and invalid provision had never been inserted herein.
Section 8.6 - Notice
Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if sent by first-class mail, to the United Technologies Corporation Deferred Compensation Committee, 1 Financial Plaza, Hartford, Connecticut 06101, Attn: R. Larry Acorn, Director, Compensation, MS-504. Any notice or filing required or permitted to be given to any Participant or Beneficiary under the Plan shall be sufficient if provided either electronically, hand-delivered, or mailed to the address (or email address, as the case may be) of the Participant or Beneficiary then listed on the records of the Corporation. Any such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or email system.
Section 8.7 - Successors
The provisions of the Plan shall bind and inure to the benefit of the Corporation and its successors and assigns. The term successors as used herein shall include any corporate or other business entity, which by merger, consolidation, purchase or otherwise acquires all or substantially all of the business and assets of the Corporation, and successors of any such corporation or other business entity.
Section 8.8 - Incompetence
If the Committee determines, upon evidence satisfactory to the Committee, that any Participant or Beneficiary to whom a benefit is payable under the Plan is unable to care for their affairs because of illness or accident, any payment due (unless prior claim therefore shall have been made by a duly authorized guardian or other legal representative) may be paid, upon appropriate indemnification of the Committee and the Corporation, to the spouse of the Participant or other person deemed by the Committee to have incurred expenses for the benefit of and on behalf of such Participant or

Beneficiary. Any such payment from a Participant’s Plan Accounts shall be a complete discharge of any liability under the Plan with respect to the amount so paid.
ARTICLE IX - ADMINISTRATION AND CLAIMS
Section 9.1 - Plan Administration
The Committee shall be solely responsible for the administration and operation of the Plan. The Committee shall have full and exclusive authority and discretion to interpret the provisions of the Plan and to establish such administrative procedures as it deems necessary and appropriate to carry out the purposes of the Plan.
Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.
Section 9.2 - Claim Procedures
If a Participant or Beneficiary requests a benefit or payment under the Plan and such claim or request is denied, the Committee will provide a written notice of denial which will specify (a) the reason for denial, with specific reference to the Plan provisions on which the denial is based and (b) a description of any additional material or information that may be required with respect to the claim and an explanation of why such information is necessary.
If a claim or request is denied or if the Participant or Beneficiary receives no response within 60 days, the Participant or Beneficiary may request review by writing to the Committee. The Committee will review the claim or request, and may request additional information or materials that it deems appropriate to the resolution of any issues presented. The decision on review will normally be made by the Committee within 60 days of its receipt of the request for review but may be extended up to 120 days from such date. The Committee’s decision will be in writing and will state the basis for its decision and shall be conclusive and binding on all parties.